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SECTION 1.07. PROXIES. At all meetings of shareholders of the corporation, a shareholder may vote either in person or by proxy. A shareholder may sign a writing authorizing another person to act as proxy. Signing may be accomplished by the shareholder or the shareholder's authorized agent signing the writing or causing the shareholder's signature to be affixed to the writing by any reasonable means, including facsimile signature. A shareholder may authorize another person to act as proxy by transmitting, or authorizing the transmission of, an authorization by telegram, cablegram, datagram, electronic mail or any other electronic or telephonic means to the person authorized to act as proxy or to any other person authorized to receive the proxy authorization on behalf of the person authorized to act as the proxy, including a proxy solicitation firm or proxy support service organization. Unless a proxy provides otherwise, it is not valid more than eleven months after its date. A proxy is revocable by a shareholder at any time without condition or qualification unless the proxy states that it is irrevocable and the proxy is coupled with an interest. A proxy may be made irrevocable for so long as it is coupled with an interest. The interest in which a proxy may be coupled includes as interest in the stock to be voted under the proxy or another general interest in the Corporation or its assets or liabilities.